SUBSIDIARIES OF CASEY’S GENERAL STORES, INC.

1. Casey’s Marketing Company, an Iowa corporation
2. Casey’s Services Company, an Iowa corporation
3. Casey’s Retail Company, an Iowa corporation
4. CGS Stores, LLC, an Iowa limited liability company
5. Heartland Property Company, LLC, a Delaware limited liability company
6. Casey’s Holdings, LLC, an Iowa limited liability company
7. CEFCO Management, LLC, an Iowa limited liability company
8. Fikes Wholesale, LLC, a Texas limited liability company
9. CEFCO Stores, LLC, a Texas limited liability company
10. JF Heritage Food Company, LLC, a Texas limited liability company
11. Food Fast, LLC, a Texas limited liability company
12. Deweese Enterprises, LLC, a Mississippi limited liability company
13. Fikes Investors, LLC, a Texas limited liability company
14. Group Petroleum Services, LLC, a Texas limited liability company

Casey’s Marketing Company, Casey’s Services Company and Casey’s Retail Company are wholly owned by Casey’s General Stores, Inc. The remainder of the subsidiaries are indirect wholly owned subsidiaries of Casey’s General Stores, Inc., as described below.

CGS Stores, LLC, Heartland Property Company, LLC, and Fikes Wholesale, LLC are wholly owned by Casey's Marketing Company.

CEFCO Stores, LLC, JF Heritage Food Company, LLC, Food Fast, LLC, Deweese Enterprises, LLC, and Fikes Investors, LLC are wholly owned by Fikes Wholesale, LLC.

Casey’s Holdings, LLC and CEFCO Management, LLC are wholly owned by Casey’s Retail Company.

Group Petroleum Services, LLC is wholly owned by Casey’s Services Company.

At April 30, 2025, almost all stores operated by the subsidiaries do business under the names “Casey’s” and/or “Casey’s General Store,” while a limited number do business under the names “GoodStop (by Casey’s)”, “Bucky’s,” "Minit Mart," "Lone Star Food Store," or “CEFCO,” except for two stores selling primarily tobacco products, one liquor store, and one grocery store.